Exhibit 99.2
GERMAN AMERICAN BANCORP, INC.

NEWS RELEASE

For additional information, contact:
Mark A Schroeder, Chief Executive Officer of German American Bancorp, Inc.
Bradley M Rust, Executive Vice President/CFO of German American Bancorp, Inc.
(812) 482-1314

GERMAN AMERICAN ANNOUNCES ELECTION OF RAY SNOWDEN TO ITS BOARD OF DIRECTORS

Jasper, Indiana, January 31, 2014 — German American Bancorp, Inc. (NASDAQ:GABC) today announced that Ray Snowden has been appointed to its board of directors, effective February 1, 2014.  Mr. Snowden has also been appointed to the Audit Committee of the board of directors, and to the board of directors (and audit committee) of the company’s bank subsidiary.

Mr. Snowden, Board Chairman, President & Chief Executive Officer of Jasper, Indiana-based Memorial Hospital and Health Care Center, has over 30 years of management experience in the health care industry.  He holds bachelor’s degrees in education and pharmacy and a master’s degree in health service administration.

Snowden currently serves as a Board member for the Indiana Hospital Association, Genesis Health Alliance, Vincennes University-Jasper Campus Foundation, and southwestern Indiana Community Patient Safety Coalition.  He is also a current member of Jasper Lions Club, and past Board member for the Patoka Valley Healthcare Cooperative as well as Dubois Strong (formerly Dubois County Area Development Corporation).  Mr. Snowden was appointed as a member of the Jasper Economic Development Commission in 2011 and continues to serve in that capacity.

U. Butch Klem, Lead Director and Chair of the Governance/Nominating Committee of the German American board of directors, commented on the appointment, “Ray’s experience in and knowledge of the health care industry will greatly enhance our Board and our Company as we continue to grow our base of business within this important business segment throughout Southern Indiana.   We welcome Ray to the Corporate Board of Directors and are looking forward to his contribution to our board’s ongoing effort to maximize shareholder value.”

In making the announcement, Mark A. Schroeder, Chairman & CEO, stated, “German American has been fortunate to have had the benefit of Ray’s counsel as a regional advisory board for the past 10 years and we expect the value of his counsel will only be enhanced in his new capacity as a corporate board member.  The health care industry continues to grow in importance for our Company, and having someone with Ray’s knowledge of the industry on the corporate board will provide excellent guidance and direction for both board members and management.”

Mr. Snowden stated, “I look forward to continuing to serve the company’s clients, shareholders, and local communities as a Corporate Board member.  As German American has expanded its footprint throughout Southern Indiana, they have earned a reputation as a relationship-oriented, community-based financial institution with the size and sophistication to serve both businesses and consumers.  With over 100 years of commitment to the communities it serves, German American has a proven business model and strategy focused on taking care of clients, which has greatly enhanced shareholder value.”

Mr. Snowden has served since July 2005 on German American’s Regional Advisory Board for the Dubois, Perry, and Spencer County markets.

ABOUT GERMAN AMERICAN

German American Bancorp, Inc. is a NASDAQ-traded (symbol GABC) $2.1 billion dollar holding company headquartered in Jasper, Indiana. German American, through its banking subsidiary German American Bancorp, operates 36 retail banking offices and serves 13 counties in Southern Indiana. The Company also owns a trust, brokerage, and financial planning subsidiary (German American Financial Advisors & Trust Company) and a full line property and casualty insurance agency (German American Insurance, Inc.).